EXHIBIT 99.1

11/16/10 FOR IMMEDIATE RELEASE	Contact: Eileen Cassidy Rivera eileen.rivera@vangent.com
VANGENT, INC. ANNOUNCES THIRD QUARTER 2010
FINANCIAL RESULTS
- Third Quarter Revenue Increased 23% Over Third Quarter 2009 to $176.4 Million -
- Operating Income Grew 90% to $13.8 Million and Adjusted EBITDA Grew 45% to
$22.7 Million in Third Quarter 2010 -
- Closed Acquisition of Buccaneer Computer Systems and Service, Inc. -
- Completed Sale of Mexico and Argentina Businesses -
Arlington, VA — November 16, 2010 — Vangent, Inc., a leading global provider of information management and strategic business process services, today announced its third quarter 2010 financial results.
Quarter-to-Quarter Comparison
Vangent reported revenue from continuing operations of $176.4 million for the quarter ended October 2, 2010, an increase of $32.9 million or 23% compared to $143.5 million in the year ago period.
The increase in total revenue from continuing operations reflects a $32.8 million or 26% increase in revenue from the Government Group, primarily attributable to $33.2 million in revenue from Vangent’s 2010 U.S. Census contract.
Also contributing to higher revenue in the three months ended October 2, 2010 was a $1.7 million increase in International Group revenue primarily driven by the start-up of a new contract in the United Kingdom and the favorable impact of foreign currency exchange rates.
Offsetting the increase in Government and International Group revenue was a $2.3 million decline in Human Capital Group revenue for the quarter ended October 2, 2010 compared to the year ago period. The decline in revenue is due to the completion of work on the contract with the U.S. Air Force to modernize the learning infrastructure of the Royal Saudi Air Force.
Operating income increased 90% to $13.8 million for the quarter ended October 2, 2010 compared to $7.3 million for the quarter ended September 26, 2009. The increase in operating income was primarily due to an increase in revenues related to Vangent’s U.S. Census contract.
Vangent reported net income of $4.0 million for the three months ended October 2, 2010 compared to a net loss of $5.3 million in the prior year quarter. Adjusted EBITDA increased $7.1 million to $22.7 million for the third quarter of 2010, compared to $15.7 million for the prior year quarter. The increase in Adjusted EBITDA was primarily attributable to the increase in Government Group operating income.

Contract Awards and Backlog
Vangent booked more than $91 million in new awards in the third quarter of 2010. Highlights included:
•	Office of the National Coordinator for Health Information Technology/Federal Health Architecture Program Management Office — $15.6 million contract to continue supporting the Office of the National Coordinator and the Federal Health Architecture with program management and health IT management consulting capabilities.

•	U.S. Department of Health and Human Services/Food and Drug Administration — Through Vangent’s acquisition of Buccaneer, won $15.1 million contract to continue supporting the White Oak Data Center.

•	U.S. Department of Defense/Military Health System
•	TRICARE — $7 million contract to continue developing applications for the TRICARE Management Activity E-Commerce Operational System Support.

•	Defense Health Information Management System — $4.2 million contract to continue developing the electronic health record for the Traumatic Brain Injury and Behavioral Health program.

•	Defense Health Services Systems —$3.7 million to develop and sustain a Patient Movement Item Tracking System to track and keep inventory of critical medical equipment supporting the movement of military patients.
•	U.S. Department of Health and Human Services/Indian Health Service — $3.3 million contract to deploy the Nationwide Health Information Network (NHIN) to Indian Health Service facilities across the country.
Vangent’s total contract backlog, which is the amount of revenue the Company expects to realize over the remaining term of the contracts, including the base period and all option years, totaled $2.0 billion at October 2, 2010. Vangent’s funded backlog, the portion for which funding has been authorized, totaled $570.1 million at October 2, 2010.
“We had a solid quarter with year over growth in revenue and Adjusted EBITDA, driven primarily by our successful performance on the 2010 U.S. Census,” said Mac Curtis, President and CEO of Vangent. “Our acquisition of Buccaneer Computer Systems and Service has gone very well and we are extremely pleased with the integration of the business. We are strategically leveraging Buccaneer’s IT infrastructure and data analytics capabilities to further strengthen our ability to serve our government customers. As we look ahead to the fourth quarter, we are excited for the opportunities ahead and believe we are well positioned to drive continued organic growth from our core customer base and adjacent opportunities in the civilian sector.”
Buccaneer Transaction
On September 15, 2010, Vangent completed the purchase of Buccaneer, a leading provider of IT services, infrastructure, secure data hosting and data analytics for the government market. The financial position and results of operations of Buccaneer for the period September 15 to October 2, 2010, are included in the consolidated statements of operations and cash flows for the periods ended October 2, 2010.
Liquidity, Cash Flow and Balance Sheet Information
Total debt at October 2, 2010 was $422.8 million which includes $16 million in borrowings on the credit facility for the acquisition of Buccaneer. Cash and cash equivalents were $22.6 million. Net cash provided by operating activities for continuing operations was $48.9 million for the nine months ended October 2, 2010, an increase of $21.6 million compared to the prior year period primarily due to cash flows from the 2010 U.S. Census contract. Vangent’s total liquidity, which includes $33.5 million available under its revolving credit facility, was $56.1 million.
Discontinued Operations
As previously reported, in the fourth quarter of 2009, Vangent completed an evaluation of its international business and committed to a plan to sell its business operations in Latin America. The consolidated financial statements have been revised for all periods presented to report Vangent’s Latin American business as discontinued operations.
In the third quarter ended October 2, 2010, Vangent completed the sale of its operations in Argentina. On October 31, 2010, Vangent completed the sale of its operations in Mexico.
Q3 2010 Financial Results Conference Call
The conference call will take place on November 16, 2010 at 11:00 am ET. Interested parties may call (888) 572-7028 and request the “Vangent Third Quarter 2010 Financial Results Conference Call,” conference ID # 3874902.
Audio Replay
A replay of the earnings call can be heard after 2:00 p.m. on November 16, 2010 until November 30, 2010. To hear the replay, dial (888) 203-1112 and enter the same conference ID # 3874902.
Vangent’s third quarter 2010 financial statements including its Quarterly Report on Form 10-Q will be made available on the company’s website at www.vangent.com in connection with Vangent Q3 2010 Financial Results Conference Call.
About Vangent, Inc.
With more than 8,500 employees worldwide, Vangent, Inc. is a global provider of consulting, systems integration, human capital management and strategic business process services to the U.S. federal and international governments, higher education institutions and corporations. Clients include the Centers for Medicare & Medicaid Services, the U.S. Departments of Defense, Education, Health and Human Services, State, Labor and Veterans Affairs; U.S. Census Bureau and the U.S. Office of Personnel Management, as well as Fortune 500 companies.

Forward-Looking Statements
This press release contains forward-looking statements. Forward-looking statements are those that do not relate solely to historical fact. They include, but are not limited to, any statement that may predict, forecast, indicate or imply future results, performance, achievements or events. Words such as, but not limited to, “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan,” “targets,” “projects,” “likely,” “will,” “would,” “could” and similar expressions or phrases identify forward-looking statements. All forward-looking statements involve risks and uncertainties. The occurrence of the events described, and the achievement of the expected results, depend on many events, some or all of which are not predictable or within our control. In light of these risks and uncertainties, expected results or other anticipated events or circumstances discussed in this press release might not occur. We undertake no obligation, and specifically decline any obligation, to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Vangent, Inc.
Condensed Consolidated Statements of Operations (Unaudited)
(in thousands)

	Three Months Ended		Nine Months Ended
	October 2,	September 26,	October 2,	September 26,
	2010	2009	2010	2009
Revenue	$176,406	$143,454	$585,449	$411,442
Cost of revenue	146,678	121,132	487,363	344,415

Gross profit	29,728	22,322	98,086	67,027
General and administrative expenses	11,208	10,275	34,892	29,513
Selling and marketing expenses	4,762	4,790	15,884	13,319

Operating income	13,758	7,257	47,310	24,195
Interest expense and other, net	7,703	8,502	23,301	25,386

Income (loss) from continuing operations before income taxes	6,055	(1,245)	24,009	(1,191)
Provision for income taxes	1,913	1,629	5,598	5,067

Income (loss) from continuing operations	4,142	(2,874)	18,411	(6,258)
Income (loss) from discontinued operations, net of tax	(171)	(2,393)	(16,956)	(4,157)

Net income (loss)	3,971	(5,267)	1,455	(10,415)
Less: Net income attributed to noncontrolling interest	9	—	9	—

Net income (loss) attributable to Vangent	$3,962	$(5,267)	$1,446	$(10,415)

Statements of Operations Data as a Percent of Revenue

Revenue	100.0%	100.0	100.0%	100.0
Cost of revenue	83.1	84.4	83.2	83.7

Gross profit margin	16.9	15.6	16.8	16.3
General and administrative expenses	6.4	7.2	6.0	7.2
Selling and marketing expenses	2.8	3.3	2.7	3.2

Operating income margin	7.8	5.1	8.1	5.9
Interest expense and other, net	4.4	5.9	4.0	6.2

Income (loss) before income taxes	3.4	(0.9)	4.1	(0.3)
Provision for income taxes	1.1	1.1	1.0	1.2

Income (loss) from continuing operations	2.3	(2.0)	3.1	(1.5)
Income (loss) from discontinued operations, net of tax	(0.1)	(1.7)	(2.9)	(1.0)

Net income (loss)	2.3	(3.7)	0.2	(2.5)
Less: Net income attributed to noncontrolling interest	—	—	—	—

Net income (loss) attributed to Vangent	2.3%	(3.7)	0.2%	(2.5)

Vangent, Inc.
Condensed Consolidated Balance Sheets (Unaudited)
(in thousands)

	October 2,	December 31,
	2010	2009
Assets
Current assets:
Cash and cash equivalents	$22,568	$44,638
Trade receivables, net	124,858	109,846
Prepaid expenses and other assets	13,669	10,353
Assets of discontinued operations	7,794	15,036

Total current assets	168,889	179,873

Property and equipment, net	29,126	25,124
Intangible assets, net	161,551	151,860
Goodwill	299,056	268,212
Deferred debt financing costs and other	9,316	8,433
Assets of discontinued operations	—	6,727

Total assets	$667,938	$640,229

Liabilities and Stockholder’s Equity
Current liabilities:
Short-term borrowing and current portion of long-term debt	$16,000	$13,534
Accounts payable and accrued liabilities	79,348	64,849
Accrued interest payable	3,327	8,186
Deferred tax liability	4,180	5,628
Deferred revenue	9,157	3,976
Liabilities of discontinued operations	5,224	7,521

Total current liabilities	117,236	103,694

Long-term debt, net of current portion	406,754	406,832
Other long-term liabilities	7,185	7,194
Deferred tax liability	18,297	12,144
Liabilities of discontinued operations	1,343	502

Total liabilities	550,815	530,366

Total stockholder’s equity	117,123	109,863

Total liabilities and stockholder’s equity	$667,938	$640,229

Vangent, Inc.
Condensed Consolidated Statements of Cash Flows (Unaudited)
(in thousands)

	Nine Months Ended
	October 2,	September 26,
	2010	2009
Cash flows from operating activities
Net income (loss)	$1,455	$(10,415)
Less: Loss from discontinued operations, net of tax	(16,956)	(4,157)

Income (loss) from continuing operations	18,411	(6,258)
Depreciation and amortization	24,703	23,832
Deferred taxes and other non-cash charges	6,533	6,908
Net changes in operating assets and liabilities:
Trade receivables	3,883	9,480
Prepaid expenses and other assets	(1,250)	(693)
Accounts payable and other liabilities	(3,358)	(5,898)

Continuing operations, net	48,922	27,371
Discontinued operations, net	(1,180)	(4,335)

Net cash provided by operating activities	47,742	23,036

Cash flows from investing activities
Acquisition, net of cash acquired, continuing operations	(59,102)	—
Capital expenditures, continuing operations	(9,377)	(8,453)
Discontinued operations, net	(2,729)	(3,740)

Net cash used in investing activities	(71,208)	(12,193)

Cash flows from financing activities
Borrowing under revolving credit facility	16,000	—
Repayment of senior secured term loan	(13,612)	—
Other	(2,011)	(264)

Net cash used in financing activities, continuing operations	377	(264)
Effect of exchange rate changes on cash and cash equivalents	73	365

Net increase (decrease) in cash and cash equivalents	(23,016)	10,944
Total cash and cash equivalents, beginning of period	45,584	21,134

Total cash and cash equivalents, end of period	22,568	32,078
Less: Cash and cash equivalents, discontinued operations	—	2,451

Cash and cash equivalents, continuing operations	$22,568	$29,627

Vangent, Inc.
Reconciliation of GAAP to Non-GAAP Measures (Unaudited)
(in thousands)

	Three Months Ended		Nine Months Ended		Twelve Months Ended
	October 2,	September 26,	October 2,	September 26,	October 2,	September 26,
	2010	2009	2010	2009	2010	2009
Net income (loss) attributed to Vangent	$3,962	$(5,267)	$1,446	$(10,415)	$(22,146)	$(25,498)
Provision for income taxes	1,913	1,629	5,598	5,067	7,325	4,504
Interest expense, net of interest income	7,630	8,502	23,361	25,386	32,310	34,359
Depreciation and amortization	8,262	7,691	24,703	23,832	32,732	31,952

EBITDA	21,767	12,555	55,108	43,870	50,221	45,317
Loss from discontinued operations, net of tax	171	2,393	16,956	4,157	29,592	6,842
Impairment charges for goodwill and intangibles	—	—	—	—	11,227	13,766
Equity-based compensation expense	253	265	751	775	1,023	988
Management fee	419	316	980	974	1,295	1,266
Other	47	129	4	894	(79)	2,391

Adjusted EBITDA, excluding pro forma results of acquisition	22,657	15,658	73,799	50,670	93,279	70,570

Pro forma pre-acquisition Buccaneer results	687	1,457	5,535	2,346	8,897	2,980

Adjusted EBITDA, including pro forma results of acquisition	$23,344	$17,115	$79,334	$53,016	$102,176	$73,550

(a)
EBITDA is defined as net income (loss) attributable to Vangent before interest, income taxes, and depreciation and amortization. Management uses this measure as an indicator of operating performance. EBITDA is not an indicator of financial performance under generally accepted accounting principles (“GAAP”) or a measure of liquidity and may not be comparable to similarly captioned information reported by other companies. In addition, it should not be considered as an alternative to, or more meaningful than, income (loss) before income taxes, cash flows from operating activities, or other traditional indicators of operating performance.

(b)
Adjusted EBITDA is a financial measure used to calculate the consolidated leverage ratio, one of the more restrictive financial covenants under the senior secured credit facility (“Credit Agreement”). Adjusted EBITDA, as defined in the Credit Agreement, excludes (i) discontinued operations, (ii) impairment charges for goodwill and intangibles, (iii) equity-based compensation expense, (iv) management fee and expenses paid to Veritas Capital, and (v) other items included in the debt agreement, including an adjustment which includes the EBITDA results of the acquired company for a full trailing twelve months.

(c)	The EBITDA results reported for pro forma Buccaneer represent periods prior to the acquisition date.
# # #